[LOGO OMITTED]                                                 [GRAPHIC OMITTED]


FOR IMMEDIATE RELEASE:

         INVESTIGATION CONTINUES INTO MIDWEST GRAIN DISTILLERY EXPLOSION

     ATCHISON, Kan., September 17, 2002 -- The cause of Friday's distillery explosion at Midwest Grain Products, Inc.'s Atchison plant remains under investigation. A full damage assessment is underway but could take some time to complete.

     The company maintains property, general liability and business interruption insurance and believes that its coverages are sufficient to protect it from material loss as a result of the explosion. Initial conferences with insurance representatives are being held this week.

     As a result of the explosion, the company's Atchison alcohol production facility is inoperable. Pending completion of the damage assessment, the company is unable to estimate when the distillery will reopen. Historically, the Atchison distillery has produced approximately one-third of the company's total alcohol output. However, the company believes that production capabilities at its Pekin, Illinois, facility could be sufficient to supply regular customers, but its ability to supply new spot business could be substantially reduced. During the last fiscal year, the Atchison distillery accounted for approximately 19% of the company's total fuel grade alcohol production and approximately 67% of its total food grade alcohol production.

     The company is working to resume the production of wheat-based ingredients at the Atchison plant as soon as practicable. Some production is expected to occur within the next one to two weeks, depending primarily on the extent of damage to the plant's boilers. These wheat-based ingredients consist primarily of commodity and specialty wheat proteins and wheat starches. Sales of wheat-based ingredients produced at the Atchison facility during the last fiscal year represented approximately 61% of the company's total wheat-based ingredient sales, nearly 75% of the company's specialty wheat-based ingredient sales and nearly 44% of the company's commodity wheat-based ingredient sales.

                                     -more-
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ADD 1 -- MIDWEST GRAIN EXPLOSION INVESTIGATION CONTINUES

     Because the Atchison plant's wheat-based ingredient and alcohol production processes are integrated, the company's ability to resume normal protein and starch production operations will be dependent on the company's ability to make arrangements for alternative means of handling the effluents from the production of wheat-based ingredients that were consumed in the distillery operations. If such arrangements do not materialize, the company's ability to process commodity starches and commodity proteins at the Atchison plant will be affected. However, in recent years, the company has elected to reduce the production of its commodity wheat-based ingredients and instead has emphasized sales of its specialty products. By adjusting its production process and by sourcing starch and gluten raw material from its Illinois plant, the company expects to be able to resume producing most of its specialty wheat-based proteins and starches formerly produced at its Atchison plant after the plant reopens. Specialty wheat-based proteins and starches have been the primary focus of the company's marketing efforts in recent times.

     The Atchison plant has approximately one month's inventory of most protein and starch products and the company expects to be able to maintain shipments to customers until wheat-based ingredient production at the Atchison facility returns to more normal operations.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as "intend," "believe," "estimate," "expect," "anticipate,"
"hopeful," "should," "may" and similar expressions. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital and actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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